As filed with the Securities and Exchange Commission on March 12, 2025

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

COMSTOCK INC.

(Exact name of registrant as specified in its charter)

Nevada (State or Other Jurisdiction of Incorporation)	65-0955118 (I.R.S. Employer Identification No.)

117 American Flat Road

Virginia City, NV 89440

(775) 847-5272

(Address, including zip code, and telephone number, including area code,

of registrant’s principal executive offices)

Corrado De Gasperis

Executive Chairman & Chief Executive Officer

117 American Flat Road
Virginia City, NV 89440
(775) 847-4755

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Clyde W. Tinnen, Jr., Esq.

Foley & Lardner LLP
777 East Wisconsin Avenue
Milwaukee, WI 53202

(414) 271-2400

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer ☐	Accelerated Filer ☐

Non-accelerated filer ☒	Smaller reporting company ☒

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities pursuant to this prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED March 12, 2025

PROSPECTUS

$50,000,000

Common Stock

Preferred Stock

Debt Securities

Rights

Units

Warrants

From time to time, we may offer up to an aggregate of $50,000,000 of any combination of the securities described in this prospectus, either individually or in units. We may also offer shares of our $0.000666 par value, per share common stock (“Common Stock”) or preferred stock upon conversion of debt securities, Common Stock upon conversion of preferred stock, or Common Stock, preferred stock or debt securities upon the exercise of warrants. We will provide the specific terms of these offerings and securities in one or more supplements to this prospectus. We may also authorize the provision to you of one or more free writing prospectuses in connection with these offerings. The prospectus supplement and any related free writing prospectus may also add, update or change information we include in this prospectus. You should carefully read this prospectus, the applicable prospectus supplement and any related free writing prospectus, as well as any documents we incorporate by reference, before buying any of the securities being offered.

You should read this prospectus and any applicable prospectus supplement, as well as the documents incorporated by reference or deemed incorporated by reference into this prospectus and any prospectus supplement, carefully before you invest in our shares.

We may offer and sell the securities described in this prospectus and any prospectus supplement to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods. If any underwriters, dealers or agents are involved in the sale of any of the securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the sections of this prospectus entitled “About this Prospectus” and “Plan of Distribution” for more information. No securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such securities.

Our common stock is listed on the NYSE AMERICAN LLC under the symbol "LODE." The last reported price of our common stock on the NYSE AMERICAN LLC on March 11, 2025 was $2.42 per share. The aggregate market value of our outstanding voting common stock held by non-affiliates, based upon a closing sale price of our common stock on March 11, 2025 was $55,738,142.

Investing in our securities involves risks that are referenced in the “Risk Factors” section, at page 7, of this prospectus and are set forth in our periodic reports filed with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 12, 2025

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the Commission, utilizing a “shelf” registration process. Under this shelf registration process, we may, from time to time, offer and sell securities pursuant to this prospectus. This prospectus provides you with a general description of the securities we may offer.

Each time we offer and sell our securities, we will provide a prospectus supplement that will contain specific information about the terms of the specific securities being offered and which may add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you must rely on the information in the prospectus supplement. You should read carefully both this prospectus and any prospectus supplement, together with additional information described below under “Where You Can Find More Information” before you invest in our securities.

You should rely only on the information contained or incorporated by reference in this prospectus, any prospectus supplement or any free writing prospectus related to the applicable securities that is prepared by us or on our behalf or that is otherwise authorized by us. We have not authorized any other person to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus and the accompanying prospectus supplement is accurate on any date subsequent to the date set forth on the front of the document or that any information that we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference. Our business, financial condition, results of operation and prospects may have changed since those dates.

We will not use this prospectus to offer and sell securities unless it is accompanied by a prospectus supplement that more fully describes the securities being offered and the terms of the offering.

This prospectus does not contain all the information provided in the registration statement we filed with the Commission. For further information about us or the securities offered hereby, you should refer to that registration statement, which you can obtain from the Commission as described below under “Where You Can Find More Information.”

In this prospectus, unless otherwise specified or the context otherwise requires, “Comstock,” “we,” “us” and “our,” “our Company” or the “Company” refer to Comstock Inc. and its consolidated subsidiaries. In addition, unless the context requires otherwise, reference to the “Board” refers to the Board of Directors of Comstock Inc.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file periodic reports, proxy statements and other information relating to our business, financial and other matters with the Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our filings are available to the public over the Internet at the Commission’s web site at http://www.sec.gov. You may also read and copy any document we file with the Commission at, and obtain a copy of any such document by mail from, the Commission’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549, at prescribed charges. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room and its charges.

We have filed with the Commission a registration statement on Form S-3 under the Securities Act with respect to our securities described in this prospectus. References to the “registration statement” or the “registration statement of which this prospectus is a part” mean the original registration statement and all amendments, including all schedules and exhibits. This prospectus does, and any prospectus supplement will, not contain all of the information in the registration statement because we have omitted parts of the registration statement in accordance with the rules of the Commission. Please refer to the registration statement for any information in the registration statement that is not contained in this prospectus or a prospectus supplement. The registration statement is available to the public over the Internet at the Commission’s web site described above and can be read and copied at the locations described above.

Each statement made in this prospectus or any prospectus supplement concerning a document filed as an exhibit to the registration statement is qualified in its entirety by reference to that exhibit for a complete description of its provisions.

We make available, free of charge, on or through our web site, copies of our proxy statements, our annual reports on Form 10-K, our quarterly reports on Form 10-Q, our current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file them with or furnish them to the Commission. We maintain a web site at http://www.comstock.inc. The information contained on our web site is not part of this prospectus, any prospectus supplement or the registration statement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We have filed the following documents with the Commission pursuant to the Exchange Act and hereby incorporate them by reference in the registration statement:

We incorporate by reference the documents listed below and any future documents that we file with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement:

(a) Our annual report on Form 10-K for the fiscal year ended December 31, 2024, filed with the Commission on March 6, 2025 (the “2024 Form 10-K”);

(b) Our current reports on Form 8-K filed with the Commission on January 13, 2025, January 21, 2025, January 31, 2025, February 7, 2025, February 13, 2025, February 18, 2025, February 20, 2025, and February 28, 2025; and

(c) The description of our Common Stock contained in our Form 8-K, filed with the Commission on March 12, 2025, in lieu of the description of our Common Stock contained in our Form 8-A (File No. 001-35200), filed with the Commission under Section 12 of the Exchange Act on June 8, 2011 (the “Form 8-A”).

All documents subsequently filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be a part hereof from the date of filing of such documents.

Notwithstanding the foregoing, documents or portions thereof containing information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01, are not incorporated by reference in this prospectus.

We make available copies of the documents incorporated by reference in this prospectus to each person, including any beneficial owner, to whom a prospectus is delivered, without charge, upon written or oral request. Such requests should be directed to:

Comstock Inc.

117 American Flat Road

Virginia City, Nevada 89440

Attention: Investor Relations

Telephone: (775) 847-5272

SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus and does not contain all of the information you should consider in making your investment decision. You should read this summary together with the more detailed information included elsewhere or incorporated by reference in this prospectus, including financial statements and the related notes. You should carefully consider, among other things, the matters discussed under “Risks Factors” in the 2024 Form 10-K, the Form 10-Qs and in other documents that we subsequently file with the Commission that are incorporated by reference herein.

The Company

OVERVIEW

Comstock innovates and commercializes technologies that extract and convert under-utilized natural resources into clean energy products, including remarkable new technologies that produce renewable fuels from waste and other forms of woody biomass and electrification metals from end-of-life electronics. We are also developing and using artificial intelligence technologies for advanced materials development, and preparing our defined mineral resources for mining and monetization.

Our goal is to build extraordinary shareholder value by using systemic management practices, disciplined frontier scientific discovery, and applied engineering to innovate, develop, and commercialize technologies that facilitate the increased production, storage, distribution, and use of clean energy across entire industries. Our operations primarily involve innovating, developing, deploying, and monetizing clean energy technologies with integrated teams in dedicated lines of business, including renewable fuels, metals, and mining. Our plans to generate revenue and throughput involve using and licensing our technologies, including by creating financial and other incentives to enable and motivate our customers, licensees, and other stakeholders to use their capital, infrastructure, and other resources to accelerate and maximize adoption.

We also make, own and manage investments in related assets to support our businesses, including multiple existing minority equity positions and partnerships in strategic technology developers, two renewable fuels demonstration facilities in Wisconsin, and a metals recycling demonstration facility in Nevada. We additionally own and manage direct investments in northern Nevada real estate comprised of industrial and commercial properties, strategic water rights and approximately twelve square miles of mining claims and related surface parcels that we own, lease and/or have a royalty interest in that also contain measured, indicated and inferred mineral resources of gold and silver.

Lines of Business

Fuels Segment

Our Fuels Segment is administered by our subsidiary, Comstock Fuels Corporation (“Comstock Fuels”). Comstock Fuels delivers advanced lignocellulosic biomass refining solutions that set industry benchmarks for production of cellulosic ethanol, gasoline, renewable diesel, sustainable aviation fuel (“SAF”), and other renewable Bioleum™ fuels, with extremely low carbon intensity scores of 15 and market-leading yields of up to 140 gallons per dry metric ton of feedstock (on a gasoline gallon equivalent basis, or “GGE”), depending on feedstock, site conditions, and other process parameters. Comstock Fuels additionally holds the exclusive rights to intellectual properties developed by Hexas Biomass Inc. (“Hexas”) for production of purpose grown energy crops in liquid fuels applications with proven yields exceeding 25 to 30 dry metric tons per acre per year. The combination of Comstock Fuels’ high yield Bioleum refining platform and Hexas’ high yield energy crops allows for the production of enough feedstock to produce upwards of 100 barrels of fuel per acre per year (at 42 gallons per barrel), effectively transforming marginal agricultural lands with regenerative practices into perpetual “drop-in sedimentary oilfields” with the potential to dramatically boost regional energy security and rural economies. Comstock Fuels plans to contribute to domestic energy dominance by directly building, owning, and operating a network of Bioleum Refineries in the U.S. to produce about 200 million barrels of renewable fuel per year by 2035, starting with its planned first 400,000 barrel per year commercial demonstration facility in Oklahoma. Comstock Fuels also licenses its advanced feedstock and refining solutions to third parties for additional production in the U.S. and global markets, including several recently announced and other pending projects. Our Fuels Segment does not currently generate revenue but is anticipated to do so from recently announced agreements for licensing and related engineering services in Australia, New Zealand, Malaysia, Vietnam and Pakistan.

Comstock Fuels operates two pilot facilities, including a feedstock conversion and biointermediate production pilot in Wausau, Wisconsin (“Wausau Facility”), and a biointermediate conversion and renewable fuel production pilot in Madison, Wisconsin (“Madison Facility”). Comstock Fuels is also focused on additional innovations to improve on its existing commercial process by increasing its market-leading yields and carbon intensities while driving costs down in pursuit of fossil parity. To that end, Comstock Fuels’ innovations group has partnered with National Renewable Energy Laboratory (“NREL”), the Massachusetts Institute of Technology (“MIT”), RenFuel K2B AB (“RenFuel”), Emerging Fuels Technologies Inc. (“EFT”), and others with sponsored research, licensing, and other agreements.

We intend to transition Comstock Fuels to directly supporting its continued development with the proceeds of a planned Series A subsidiary preferred equity offering in 2025 (“Series A Financing”) as well as subsidiary project equity and debt financings that includes a recent allocation of $152 million from the State of Oklahoma in project activity bonds for the construction of its planned first 400,000 barrel per year facility in Oklahoma. Effective February 28, 2025, Comstock Fuels entered into a series of definitive agreements with subsidiaries of Marathon Petroleum Corporation (“Marathon”), involving the purchase of $14,000,000 in Comstock Fuels equity as part of Comstock Fuels’ planned Series A Financing, subject to a $700,000,000 valuation cap (“Investment”). The purchase price includes $1,000,000 in cash and $13,000,000 in payment-in-kind assets comprised of equipment, related intellectual properties, and other materials located at Marathon’s former renewable fuel demonstration facility in Madison, Wisconsin (“Payment-In-Kind Assets”).

Metals Segment

Our Metals Segment has operated a demonstration-scale solar panel recycling facility since early 2024, generating $401,238 in revenue for the year ended December 31, 2024, through service fees for decommissioning, tipping fees for receiving and processing end-of-life solar panels, and offtake sales of high-value recycled materials, including aluminum, copper, glass, and concentrated precious metals. This facility has proven our capability to deliver environmentally superior recycling solutions that support U.S. industry while reducing landfill waste.

Comstock Metals has initiated permitting and development of its first industry-scale production facility, located on the same campus as the demonstration facility to scale the operation. This strategically located facility will enable the seamless transition of proven processes from demonstration to full-scale production. Once operational, the industry-scale facility is expected to significantly enhance our ability to meet the growing demand for domestically recovered metals, supporting the needs of American manufacturers, and infrastructure projects.

Our mission is to create a robust domestic supply chain for critical materials by innovating and scaling sustainable recycling technologies. The Company plans to build three facilities in the United States. Comstock Metals is advancing a vision of American energy and resource independence while delivering economic and environmental value.

Our Metals Segment's 2025 objectives include (1) closing on direct equity and/or debt financing into Comstock Metals sufficient to fund the construction and commissioning of the Company’s first industry-scale facility, (2) submitting all prerequisite permits, (3) finalizing the industry-scale engineering, (4) ordering all of the industry-scale equipment for our first industry-scale facility, and (5) securing larger and longer terms supply contracts and accelerating site selection for our second and third facilities.

Mining Segment

Our Mining Segment generated income from leases, licenses, and related fees during 2024, and is administered by our wholly owned subsidiaries, Comstock Mining LLC, Comstock Processing LLC and various other local subsidiaries that collectively own, control, or retain royalty interest in twelve square miles of properties of patented mining claims, unpatented mining claims and surface parcels in northern Nevada, including six and a half miles of continuous mineralized strike length (the “Comstock Mineral Estate”).

On December 18, 2024, the Company entered a binding membership interest purchase agreement with Mackay pursuant to which the Company sold all of its right, title, and interest in its wholly owned subsidiary Comstock Northern Exploration LLC, and the Company's 25% interest in Pelen to Mackay, for an aggregate purchase price of $2,750,000. The Northern Targets encompass both the Gold Hill and Occidental Lode claim groups in Storey County, Nevada. Pelen owns certain claims adjacent to and/or relevant to these northern claim groups. For the year ended December 31, 2024, the Company recognized a gain on sale of mineral rights of $0.8 million. The Company was paid $1.0 million in cash with another $0.75 million previously due and expected to be paid by March 30, 2025, plus an additional $1.0 million that will be paid within 45 days of the completion of Mackay’s public listing, at the election of Mackay, in either cash or their publicly registered common stock. The $1.0 million from the public listed shares is guaranteed by the value date of October 31, 2025.

On June 30, 2023, the Company entered a Mineral Exploration and Mining Lease Agreement (“Mackay Mining Lease”) with Mackay. Since entering the Mackay Mining Lease, the Company has received cash of $3.2 million in initial and ongoing lease payments and will also receive an additional, final pro-rata lease payment associated with these properties of $0.5 million expected to be paid by March 30, 2025. The Mackay Mining Lease terminated on December 18, 2024.

Our Mining Segment's 2025 objectives include (1) advancing the preliminary economic assessment for the Dayton Consolidated Project and (2) the development of preliminary Dayton mine and reclamation plans, progressing toward full economic feasibility for the southern part of the district.

Strategic Investments Segment

We own and manage several investments and projects that are strategic to our plans and ability to produce and maximize throughput in our Fuels, Metals, and Mining Segments, that are held for the purpose of complementing or enhancing our mission of accelerating the commercialization of hard technologies for the energy transition and creating value but that are not a component of such other segments or otherwise have distinct operating activities. Our Strategic Investments Segment includes minority equity and equity-linked investments in Green Li-ion Pte Limited (lithium-ion battery component recycler and remanufacturing), RenFuel (advanced biofuel development and production), Hexas (propagation and production of purpose grown energy crops), and Sierra Springs Opportunity Fund (northern Nevada real estate) and other equity investments. In November 2024, we completed a transaction for the disposition of our minority equity investment in GenMat.

Sale of Investment in GenMat

On November 6, 2024, the Company, Deep Interstellar Research LLC (“DIR”) and GenMat entered into an agreement pursuant to which (i) the Company obtained 100% ownership of GenMat Development LLC (“AICo”) in exchange for all of the equity of GenMat previously owned by the Company, (ii) GenMat granted AICo a non-exclusive end user right and license (“EULA”) to use GenMat’s now and hereafter existing intellectual properties, including, without limitation, GenMat’s commercially available artificial intelligence for materials science services and products, and all current imaging and other data, analytics, artificial intelligence and other models, and other information, in both the form of data and a promulgated report, relating to Comstock’s mining properties in Nevada, and (iii) a credit against the amounts payable under the EULA equal to 100% of the Company’s cumulative historical investments in GenMat. The Company and GenMat also mutually agreed to terminate all prior transaction documents between the two companies. The Company determined under this agreement, the licensed intellectual property, including software applications, obtained from 100% ownership of AICo will be integrated and used for material discovery and advancement within the Company’s existing and enhanced innovation processes and likely has very little to no alternative future uses other than for the Company's own research and development activities.

Investment in Green Li-ion– Our wholly owned LINICO subsidiary has owned 37,162 preferred shares of Green Li-ion since 2021. On September 12, 2023, LINICO received gross proceeds of $795,510 from the sale of 1,500 Green Li-ion preferred shares (representing approximately 4% of the 37,162 of the shares then owned by LINICO). In 2023, the Company adjusted our investment's carrying value to fair value by increasing that value by $14,577,627 for the remaining 35,662 Green Li-ion preferred shares representing 13.34% of Green Li-ion. The Company intends to sell its remaining shares in 2026.

Investment in SSOF – During 2019, the Company invested $335,000 for 6,700,000 shares. From 2020 through November of 2023, the Company advanced $6,985,000 to SSOF and its subsidiary, for the purpose of purchasing land, payments for deposits on land and payments for an option on land and water rights purchases. On December 29, 2023, the Company and SSOF agreed to convert the full amount of the outstanding advances for an additional 3,880,556 common shares of SSOF stock (at a dollar value of $1.80 per share) that also resulted in an unrealized gain recognized of $11,725,000 on the original 6,700,000 shares. During 2024, SSOF issued additional equity of $750,000 at $1.80 per share to third-party investors and the Company invested an additional $530,000 in SSOF at $1.80 per share increasing our equity ownership to 17.27%.

SSOF is a qualified opportunity zone fund, that owns 100% of SSE, a qualified opportunity zone business. SSE and its subsidiaries own or controls approximately 2,500 acres of land, a manufacturing facility, significant senior, junior and effluent water rights, sewer rights and also owns and operates the Silver Springs Regional Airport LLC. The substantial majority of these properties are contiguous and strategically located within immediate proximity of Highway 50, State Route 492, the Northern Nevada Industrial Center and the Tahoe Reno Industrial Center where high tech companies like Tesla, Switch, Google, Microsoft, Tract and Redwood Materials, and over one hundred other companies are currently located, expanding or locating in this industrializing region.

Other

Investments in Properties – The Company directly owns three types of properties in Silver Springs, NV, including 98 acres of industrial land, 160 acres of commercial land, both centrally located in Silver Springs, just south of the Silver Springs Regional Airport and a portfolio of water rights. The Company has begun marketing these assets for sale as both industrial and commercial development as interest in Silver Springs, NV continuously increased during 2024, and accordingly classified these assets as held for sale in the consolidated balance sheet.

Outlook

Our goal is to Accelerate the Commercialization of Hard Technologies for Energy Markets. We are pushing the boundaries of what is possible in technology and sustainability by leveraging our teams’ unique skills, our diverse technology portfolio and our frontier research and development networks toward achieving breakthrough innovations that deliver meaningful positive impact across industries, economies, and communities. The primary focus for 2025 is the capitalization and commercialization of our renewable fuels and metals businesses and the corporate monetization of our legacy assets and investments.

Corporate

The growth opportunities for both Comstock Fuels and Comstock Metals have developed well beyond our original expectations, and we have attracted some of the most sophisticated partners for feedstocks, technologies, operations, governments, refining and offtake, with many now evaluating direct investments, and in multiple cases exploring deeper integrations with us, enabling us to extend the breadth of the system under our control. Our capital structure, balance sheet and public valuations have introduced complexities in these discussions but also fostered more collaborative relationships leading to additional opportunities across the country and world.

To achieve these growth objectives, on February 24, 2025, the Company increased its authorized capital capacity by implementing a 1:10 reverse stock split, without a corresponding decrease in the existing 245,000,000 authorized shares, effectively increasing the Company's authorized capital resources with sufficient available authorized shares of common stock that positions the right capital sources, liquidity, and profile that we believe best attracts the right amounts and types of capital resources needed to grow and maximize the value of our Company for our shareholders.

The Company’s Corporate objectives for 2025 include:

•	Increasing the authorized capital capacity of the Company to position the capital structure for high-value future growth;
•	Monetize our legacy real estate and non-strategic investments for over $50 million;
•	Ensure adequate liquidity and capital resources sufficient to support the next phases of growth; and
•	Finalize, communicate and implement plans to unlock maximum value from a spin-off of Comstock Fuels.

This ultimately results in two high-growth public companies: a renewable metals and mining company headquartered in Nevada, and a renewable fuels company headquartered in Oklahoma and with major operations already operating in Wisconsin.

Comstock Fuels

Comstock Fuel's biorefining technologies are commercially ready for deployment and offer growth-enabling performance for the Company and its prospective licensees and customers. Comstock Fuels is actively engaged in the planning and deployment of our first commercial demonstration facility and pursuing joint development and licensing agreements representing future revenue sources from technical and engineering services, royalties, and equity participation. The joint efforts include securing associated supply chain participants (including feedstock, site selection, and offtake), performing preliminary and final engineering, facilitating commissioning, construction, and operations with globally and locally recognized current and developing renewable fuel producers that, in certain cases, also represent a source of strategic capital for funding the projects.

Our commercialization plans also include multiple, global joint development projects, with each joint development project, like SACL and Gresham’s, with the potential for generating millions of dollars of technical services and engineering revenues and license agreements for additional production facilities that generate royalty revenues. The plans also include integrating our high yield Bioleum refining platform with Hexas’ high yield energy crops, when appropriate, capable of growing enough feedstock to produce upwards of 100 barrels of fuel per acre per year, effectively transforming agricultural lands into perpetual “drop-in sedimentary oilfields” with the potential to dramatically boost domestic and global energy independence.

The Company's objectives for 2025 include:

•	Complete site selection for first commercial biorefinery project in Oklahoma, including feedstock and offtake;
•	Plan and integrate a local, Hexas-based, fuel farm based into our first commercial biorefinery;
•	Secure and close on sufficient subsidiary-level equity financing, that is, a Series A for Comstock Fuels Corp;
•	Secure sufficient project-level financing for our first Oklahoma-based commercial biorefinery project;
•	Execute additional revenue generating commercial agreements for industry-scale joint development;
•	Commence revenues from engineering services associated with our existing global development partners;
•	Expand our integrated bio-intermediate pilot production capabilities, up to two barrels per day of oils and fuels; and
•	Advance our innovation and development efforts toward even higher yields, lower costs and lower capital.

Comstock Fuels initially plans to build and own its first four U.S. based industrial scale facilities, each of which is designed to convert 1 million tons per year of woody biomass into 140 million GGE, 3.3 million barrels of advanced biofuels, including sustainable aviation fuels and renewable diesel and then increase its production facilities to 200 million barrels by 2035.

Comstock Metals

Comstock Metals has now been operating its first commercial demonstration facility for nearly a full year. In 2024, the facility most recently operated on two shifts and is currently operating on three shifts. Site selection for the first “Industry Scale” photovoltaic recycling facility and related storage capacity is complete, with leases and initial storage permits secured and final engineering designs and remaining permitting processes well underway. Industry Scale facilities are anticipated to operate at 100,000 tons of annual capacity. Site selection activities are ongoing for the next two Industry Scale facilities and storage sites.

The Company's objectives for 2025 include:

•	Maximize three-shift production and revenue from the demonstration scale production facility;
•	Secure sufficient project-level funding for scale-up of the first Nevada site to industry-scale;
•	Complete permitting for our first “industry-scale” facility in Silver Springs, NV;
•	Procure, deploy, and assemble plant and equipment for our first “industry-scale” facility in Silver Springs, NV;
•	Complete site selection and preliminary development for two additional solar panel recycling locations;
•	Expand the system globally with international strategic and capital partners; and
•	Advance and expand R&D efforts to recover more and higher-purity materials from recycled streams for offtake.

Closing on direct equity and/or debt financing that accelerates the deployment of the first two industry facilities. Comstock Metals has also expanded its business into decommissioning services both as a revenue generator and a feeder for our recycling business and established preliminary markets for the sale of residual materials including aluminum, glass and silver-rich tailings. The capital expenditures for the first facility are expected to be $6 million in 2025 with commissioning in 2026. Billable revenues are expected to be five or six times greater in 2025, as compared to 2024, or approximately $2.5 million.

Comstock Mining

Comstock Mining has amassed the single largest known repository of historical and current geological data within the Comstock mineral district, including extensive geophysical surveys, geological mapping, and drilling data, including the Dayton resource.

The Company's objectives for 2025 include:

•	Receive cash proceeds of approximately $1.75 million from mineral leases and asset sales from the northern claims;
•	Commercialize additional mineral development agreements that both monetize and enable resource expansion of the central district claims;
•	Complete the preliminary mine plans that enable the economic development of the southern district claims; and
•	Commence work for expanding and upgrading the Dayton resource into proven and probable reserves.

The Company’s 2025 efforts will apply economic analysis to Comstock’s existing gold and silver resources progressing toward preliminary economic feasibility for the southern part of the district and the ultimate development of full mine and reclamation plans and the development of post productive land and community development plans.

Strategic Investments

Investment in Green Li-ion

Green Li-ion continues making meaningful progress in the development and deployment of its system that remanufactures critical precursor cathode active materials (“PCAM”), having now deployed its first commercial battery remanufacturing facility from fully recycled battery materials deployed. The Company intends to sell the remaining 35,662 Green Li-ion preferred shares in 2026.

Investments in others non-mining real estate, water rights and securities

The Company has announced plans for selling its non-mining real estate and water rights anticipated in the latter part of 2025.

Corporate Information

The Company’s executive offices are located at 117 American Flat Road, Virginia City, Nevada 89440 and its telephone number is (775) 847-5272. The Company’s mailing address is P.O. Box 1118, Virginia City, Nevada 89440. The Company’s web site address is www.comstock.inc. The Company’s web site and the information contained on, or that can be accessed through, the web site are not part of this prospectus..

FORWARD LOOKING STATEMENTS

The information appearing under “Cautionary Notice Regarding Forward Looking Statements” in the 2024 Form 10-K, is hereby incorporated by reference.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus and the applicable prospectus supplement involves risks. You should carefully consider the risk factors incorporated by reference to the 2024 Form 10-K or periodic reports we file after the date of this prospectus, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

USE OF PROCEEDS

Except as may be described otherwise in any applicable prospectus supplement or free writing prospectus, we will use the net proceeds from the sale by us of the securities under this prospectus for general corporate purposes, which may include, among other things, funding acquisitions, capital expenditures and other general corporate purposes.

We have not determined the amounts we plan to spend on the areas listed above or the timing of these expenditures. As a result, our management will have broad discretion to allocate the net proceeds of the offerings. We have no current plans, commitments or agreements with respect to any acquisitions as of the date of this prospectus.

DESCRIPTION OF COMMON STOCK

The Company’s authorized Common Stock consists of 245,000,000 shares, par value $0.000666 per share. The description of our Common Stock contained in our Form 8-K, filed with the Commission on March 12, 2025, is hereby incorporated by reference. The Company currently has 25,323,392 shares of Common Stock issued and outstanding. Common Stock presently outstanding, is fully paid and non-assessable.

DESCRIPTION OF PREFERRED STOCK

Pursuant to our articles of incorporation, the Board has the authority, without further action by the stockholders (unless such stockholder action is required by applicable law or NYSE AMERICAN rules), to designate and issue up to 50,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, and to fix the voting powers, designations, preferences, privileges, qualifications, limitations, restrictions and relative, participating, optional and other rights of such series. The Company currently has not designated any series of preferred stock nor does it have any issued and outstanding shares of preferred stock.

The Board will fix the voting powers, designations, preferences, privileges, qualifications, limitations, restrictions and relative, participating, optional and other rights of each such series, as well as the qualifications, limitations or restrictions thereon, in the certificate of designation relating to that series. We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the Commission, the form of any certificate of designation that describes the terms of the series of preferred stock we are offering before the issuance of that series of preferred stock. This description will include, as applicable:

•	the number of shares we are offering;
•	the liquidation preference per share;
•	the purchase price;
•	the dividend rate, period and payment date and method of calculation for dividends;
•	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;
•	the procedures for any auction and remarketing, if any;
•	the provisions for a sinking fund, if any;
•	the provisions for redemption or repurchase, if applicable, and any restrictions on our ability to exercise those redemption and repurchase rights;
•	any listing of the preferred stock on any securities exchange or market;
•	whether the preferred stock will be convertible into our Common Stock, and, if applicable, the conversion price, or how it will be calculated, and the conversion period;
•	whether the preferred stock will be exchangeable into debt securities, and, if applicable, the exchange price, or how it will be calculated, and the exchange period;
•	voting rights, if any, of the preferred stock;
•	preemptive rights, if any;
•	restrictions on transfer, sale or other assignment, if any;
•	whether interests in the preferred stock will be represented by depositary shares;
•	a discussion of any material United States federal income tax considerations applicable to the preferred stock;
•	the relative ranking and preferences of the preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs;
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any limitations on the issuance of any series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the preferred stock.

The Board may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our Common Stock. Preferred stock could be issued quickly with terms designed to delay or prevent a change in control of our company or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of our Common Stock.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities, in one or more series, as either senior or subordinated debt or as senior or subordinated convertible debt. Pursuant to the terms of our outstanding indebtedness and a Stockholders Agreement with our largest shareholder, we are prohibited from issuing debt without the prior written consent. While the terms we have summarized below will apply generally to any debt securities that we may offer under this prospectus, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. The terms of any debt securities offered under a prospectus supplement may differ from the terms described below. Unless the context requires otherwise, whenever we refer to the indentures, we also are referring to any supplemental indentures that specify the terms of a particular series of debt securities.

We will issue the senior debt securities under the senior indenture that we will enter into with the trustee named in the senior indenture. We will issue the subordinated debt securities under the subordinated indenture that we will enter into with the trustee named in the subordinated indenture. Generally, the indentures will be qualified under the Trust Indenture Act of 1939. We use the term “debenture trustee” to refer to either the trustee under the senior indenture or the trustee under the subordinated indenture, as applicable. We will file forms of indentures to the registration statement of which this prospectus is a part, and supplemental indentures and forms of debt securities containing the terms of the debt securities being offered will be filed as exhibits to the registration statement of which this prospectus is a part or will be incorporated by reference from reports that we file with the Commission.

The following summaries of material provisions of the senior debt securities, the subordinated debt securities and the indentures are subject to, and qualified in their entirety by reference to, all of the provisions of the indenture applicable to a particular series of debt securities. We urge you to read the applicable prospectus supplements and any related free writing prospectuses related to the debt securities that we may offer under this prospectus, as well as the complete indentures that will contain the terms of the debt securities. Except as we may otherwise indicate, the terms of the senior indenture and the subordinated indenture are identical.

General

We will describe in the applicable prospectus supplement the terms of the series of debt securities being offered, including:

•	the title;
•	whether or not such debt securities are guaranteed by our subsidiaries or other entities;
•	the principal amount being offered, and if a series, the total amount authorized and the total amount outstanding;
•	any limit on the amount that may be issued;
•	whether or not we will issue the series of debt securities in global form, the terms and who the depositary will be;
•	the maturity date;
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whether and under what circumstances, if any, we will pay additional amounts on any debt securities held by a person who is not a United States person for tax purposes, and whether we can redeem the debt securities if we have to pay such additional amounts;

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the annual interest rate, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

•	whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;
•	the terms of the subordination of any series of subordinated debt;
•	the place where payments will be payable;
•	restrictions on transfer, sale or other assignment, if any;
•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;
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the date, if any, after which, and the price at which, we may, at our option, redeem the series of debt securities pursuant to any optional or provisional redemption provisions and the terms of those redemption provisions;

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the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund or analogous fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities and the currency or currency unit in which the debt securities are payable;

•	whether the indenture will restrict our ability and/or the ability of our subsidiaries to:
•	incur additional indebtedness;
•	issue additional securities;
•	create liens;
•	pay dividends and make distributions in respect of our capital stock and the capital stock of our subsidiaries;
•	redeem capital stock;
•	place restrictions on our subsidiaries’ ability to pay dividends, make distributions or transfer assets;
•	make investments or other restricted payments;
•	sell or otherwise dispose of assets;
•	enter into sale-leaseback transactions;
•	engage in transactions with stockholders and affiliates;
•	issue or sell stock of our subsidiaries; or
•	effect a consolidation or merger;
•	whether the indenture will require us to maintain any interest coverage, fixed charge, cash flow-based, asset-based or other financial ratios;
•	a discussion of any material United States federal income tax considerations applicable to the debt securities;
•	information describing any book-entry features;
•	provisions for a sinking fund purchase or other analogous fund, if any;
•	the applicability of the provisions in the indenture on discharge;
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whether the debt securities are to be offered at a price such that they will be deemed to be offered at an “original issue discount” as defined in paragraph (a) of Section 1273 of the Internal Revenue Code;

•	the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof;
•	the currency of payment of debt securities if other than U.S. dollars and the manner of determining the equivalent amount in U.S. dollars; and
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any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities, including any additional events of default or covenants provided with respect to the debt securities, and any terms that may be required by us or advisable under applicable laws or regulations.

Conversion or Exchange Rights

We will set forth in the prospectus supplement the terms on which a series of debt securities may be convertible into or exchangeable for our Common Stock or our other securities. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of shares of our Common Stock or our other securities that the holders of the series of debt securities receive would be subject to adjustment.

Consolidation, Merger or Sale

Unless we provide otherwise in the prospectus supplement applicable to a particular series of debt securities, the indentures will not contain any covenant that restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor to or acquirer of such assets must assume all of our obligations under the indentures or the debt securities, as appropriate. If the debt securities are convertible into or exchangeable for our other securities or securities of other entities, the person with whom we consolidate or merge or to whom we sell all of our property must make provisions for the conversion of the debt securities into securities that the holders of the debt securities would have received if they had converted the debt securities before the consolidation, merger or sale.

Events of Default Under the Indenture

Unless we provide otherwise in the prospectus supplement applicable to a particular series of debt securities, the following are events of default under the indentures with respect to any series of debt securities that we may issue:

•	if we fail to pay interest when due and payable and our failure continues for 90 days and the time for payment has not been extended or deferred;
•	if we fail to pay the principal, premium or sinking fund payment, if any, when due and payable and the time for payment has not been extended or delayed;
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if we fail to observe or perform any other covenant contained in the debt securities or the indentures, other than a covenant specifically relating to another series of debt securities, and our failure continues for 90 days after we receive notice from the debenture trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of the applicable series; and

•	if specified events of bankruptcy, insolvency or reorganization occur.

If an event of default with respect to debt securities of any series occurs and is continuing, other than an event of default specified in the last bullet point above, the debenture trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, by notice to us in writing, and to the debenture trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately. If an event of default specified in the last bullet point above occurs with respect to us, the principal amount of and accrued interest, if any, of each issue of debt securities then outstanding shall be due and payable without any notice or other action on the part of the debenture trustee or any holder.

The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the indenture. Any waiver shall cure the default or event of default.

Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the debenture trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the debenture trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee, or exercising any trust or power conferred on the debenture trustee, with respect to the debt securities of that series, provided that:

•	the direction so given by the holder is not in conflict with any law or the applicable indenture; and
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subject to its duties under the Trust Indenture Act of 1939, the debenture trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

A holder of the debt securities of any series will have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies only if:

•	the holder has given written notice to the debenture trustee of a continuing event of default with respect to that series;
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the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and such holders have offered reasonable indemnity to the debenture trustee to institute the proceeding as trustee; and

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the debenture trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series other conflicting directions within 90 days after the notice, request and offer.

These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on, the debt securities.

We will periodically file statements with the debenture trustee regarding our compliance with specified covenants in the indentures.

Modification of Indenture; Waiver

We and the debenture trustee may change an indenture without the consent of any holders with respect to specific matters to:

•	fix any ambiguity, defect or inconsistency in the indenture;
•	comply with provisions described above under “Description of Debt Securities - Consolidation, Merge or Sale;”
•	comply with any requirements of the Commission in connection with the qualification of any indenture under the Trust Indenture Act of 1939;
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provide for the issuance of and establish the form and terms and conditions of the debt securities of any series as provided under “Description of Debt Securities - General” to establish the form of any certifications required;

•	be furnished pursuant to the terms of the indenture or any series of debt securities, or to add to the rights of the holders of any series of debt securities;
•	evidence and provide for the acceptance of appointment hereunder by a successor trustee;
•	provide for uncertificated debt securities in addition to or in place of certificated debt securities and to make all appropriate changes for such purpose;
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add to our covenants such new covenants, restrictions, conditions or provisions for the protection of the holders, and to make the occurrence, or the occurrence and the continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default; or

•	change anything that does not materially adversely affect the interests of any holder of debt securities of any series.

In addition, under the indentures, the rights of holders of a series of debt securities may be changed by us and the debenture trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, unless we provide otherwise in the prospectus supplement applicable to a particular series of debt securities, we and the debenture trustee may make the following changes only with the consent of each holder of any outstanding debt securities affected:

•	extending the fixed maturity of the series of debt securities;
•	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or reducing any premium payable upon the redemption of any debt securities; or
•	reducing the percentage of debt securities, the holders of which are required to consent to any amendment, supplement, modification or waiver.

Discharge

Each indenture provides that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for specified obligations, including obligations to:

•	register the transfer or exchange of debt securities of the series;
•	replace stolen, lost or mutilated debt securities of the series;
•	maintain paying agencies;
•	hold monies for payment in trust;
•	recover excess money held by the debenture trustee;
•	compensate and indemnify the debenture trustee; and
•	appoint any successor trustee.

In order to exercise our rights to be discharged, we must deposit with the debenture trustee money or government obligations sufficient to pay all the principal of, any premium, if any, and interest on, the debt securities of the series on the dates payments are due.

Form, Exchange and Transfer

We will issue the debt securities of each series only in fully registered form without coupons and, unless we provide otherwise in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures provide that we may issue debt securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depositary named by us and identified in a prospectus supplement with respect to that series. See “Legal Ownership of Securities” for a further description of the terms relating to any book-entry securities.

At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the debt securities of any series can exchange the debt securities for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the debt securities may present the debt securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the debt securities that the holder presents for transfer or exchange, we will impose no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any debt securities. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

If we elect to redeem the debt securities of any series, we will not be required to:

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issue, register the transfer of, or exchange any debt securities of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities we are redeeming in part.

Information Concerning the Debenture Trustee

The debenture trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the debenture trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the debenture trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents

Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

We will pay principal of and any premium and interest on the debt securities of a particular series at the office of the paying agents designated by us, except that unless we otherwise indicate in the applicable prospectus supplement, we will make interest payments by check that we will mail to the holder or by wire transfer to certain holders. Unless we otherwise indicate in the applicable prospectus supplement, we will designate the corporate trust office of the debenture trustee in the City of New York as our sole paying agent for payments with respect to debt securities of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the debt securities of a particular series. We will maintain a paying agent in each place of payment for the debt securities of a particular series.

All money we pay to a paying agent or the debenture trustee for the payment of the principal of or any premium or interest on any debt securities that remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the debt security thereafter may look only to us for payment thereof.

Governing Law

The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act of 1939 is applicable.

Subordination of Subordinated Debt Securities

The subordinated debt securities will be unsecured and will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement. The subordinated indenture does not limit the amount of subordinated debt securities that we may issue, nor does it limit us from issuing any other secured or unsecured debt.

DESCRIPTION OF RIGHTS

General

We may issue rights to our stockholders to purchase shares of our Common Stock, preferred stock or the other securities described in this prospectus. We may offer rights separately or together with one or more additional rights, debt securities, preferred stock, Common Stock, warrants or any combination of those securities in the form of units, as described in the applicable prospectus supplement. Each series of rights will be issued under a separate rights agreement to be entered into between us and a bank or trust company, as rights agent. The rights agent will act solely as our agent in connection with the certificates relating to the rights of the series of certificates and will not assume any obligation or relationship of agency or trust for or with any holders of rights certificates or beneficial owners of rights. The following description sets forth certain general terms and provisions of the rights to which any prospectus supplement may relate. The particular terms of the rights to which any prospectus supplement may relate and the extent, if any, to which the general provisions may apply to the rights so offered will be described in the applicable prospectus supplement. To the extent that any particular terms of the rights, rights agreement or rights certificates described in a prospectus supplement differ from any of the terms described below, then the terms described below will be deemed to have been superseded by that prospectus supplement. We encourage you to read the applicable rights agreement and rights certificate for additional information before you decide whether to purchase any of our rights. We will provide in a prospectus supplement the following terms of the rights being issued:

•	the date of determining the stockholders entitled to the rights distribution;
•	the aggregate number of shares of Common Stock, preferred stock or other securities purchasable upon exercise of the rights;
•	the exercise price;
•	the aggregate number of rights issued;
•	whether the rights are transferrable and the date, if any, on and after which the rights may be separately transferred;
•	the date on which the right to exercise the rights will commence, and the date on which the right to exercise the rights will expire;
•	the method by which holders of rights will be entitled to exercise;
•	the conditions to the completion of the offering, if any;
•	the withdrawal, termination and cancellation rights, if any;
•	whether there are any backstop or standby purchaser or purchasers and the terms of their commitment, if any;
•	whether stockholders are entitled to oversubscription rights, if any;
•	any applicable U.S. federal income tax considerations; and
•	any other terms of the rights, including terms, procedures and limitations relating to the distribution, exchange and exercise of the rights, as applicable.

Each right will entitle the holder of rights to purchase for cash the amount of shares of Common Stock, preferred stock or other securities at the exercise price provided in the applicable prospectus supplement. Rights may be exercised at any time up to the close of business on the expiration date for the rights provided in the applicable prospectus supplement.

Holders may exercise rights as described in the applicable prospectus supplement. Upon receipt of payment and the rights certificate properly completed and duly executed at the corporate trust office of the rights agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the shares of common stock, preferred stock or other securities, as applicable, purchasable upon exercise of the rights. If less than all of the rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby arrangements, as described in the applicable prospectus supplement.

Rights Agent

The rights agent for any rights we offer will be set forth in the applicable prospectus supplement.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of Common Stock, preferred stock and/or debt securities in one or more series. We may issue warrants independently or together with Common Stock, preferred stock and/or debt securities, and the warrants may be attached to or separate from these securities. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. The terms of any warrants offered under a prospectus supplement may differ from the terms described below.

We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the Commission, the form of warrant agreement, including a form of warrant certificate, that describes the terms of the particular series of warrants we are offering before the issuance of the related series of warrants. The following summaries of material provisions of the warrants and the warrant agreements are subject to, and qualified in their entirety by reference to, all the provisions of the warrant agreement and warrant certificate applicable to the particular series of warrants that we may offer under this prospectus. We urge you to read the applicable prospectus supplements related to the particular series of warrants that we may offer under this prospectus, as well as any related free writing prospectuses, and the complete warrant agreements and warrant certificates that contain the terms of the warrants.

General

We will describe in the applicable prospectus supplement the terms of the series of warrants being offered, including:

•	the offering price and aggregate number of warrants offered;
•	the currency for which the warrants may be purchased;
•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;
•	if applicable, the date on and after which the warrants and the related securities will be separately transferable;
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in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at, and currency in which, this principal amount of debt securities may be purchased upon such exercise;

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in the case of warrants to purchase Common Stock or preferred stock, the number of shares of Common Stock or preferred stock, as the case may be, purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;

•	the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreements and the warrants;
•	the terms of any rights to redeem or call the warrants;
•	any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;
•	the dates on which the right to exercise the warrants will commence and expire;
•	the manner in which the warrant agreements and warrants may be modified;
•	a discussion of any material or special United States federal income tax consequences of holding or exercising the warrants;
•	the terms of the securities issuable upon exercise of the warrants; and
•	any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including:

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in the case of warrants to purchase debt securities, the right to receive payments of principal of, or premium, if any, or interest on, the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture; or

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in the case of warrants to purchase Common Stock or preferred stock, the right to receive dividends, if any, or payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Exercise of Warrants

Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Holders of the warrants may exercise the warrants at any time up to the specified time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount to the warrant agent in immediately available funds, as provided in the applicable prospectus supplement. We will set forth on the reverse side of the warrant certificate and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver to the warrant agent.

Upon receipt of the required payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

Governing Law

Unless we provide otherwise in the applicable prospectus supplement, the warrants and warrant agreements will be governed by and construed in accordance with the laws of the State of New York.

Enforceability of Rights by Holders of Warrants

Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.

DESCRIPTION OF UNITS

We may issue, in one more series, units consisting of Common Stock, preferred stock, debt securities and/or warrants for the purchase of Common Stock, preferred stock and/or debt securities in any combination. While the terms we have summarized below will apply generally to any units that we may offer under this prospectus, we will describe the particular terms of any series of units in more detail in the applicable prospectus supplement. The terms of any units offered under a prospectus supplement may differ from the terms described below.

We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the Commission, the form of unit agreement that describes the terms of the series of units we are offering, and any supplemental agreements, before the issuance of the related series of units. The following summaries of material terms and provisions of the units are subject to, and qualified in their entirety by reference to, all the provisions of the unit agreement and any supplemental agreements applicable to a particular series of units. We urge you to read the applicable prospectus supplements related to the particular series of units that we may offer under this prospectus, as well as any related free writing prospectuses and the complete unit agreement and any supplemental agreements that contain the terms of the units.

General

We will issue each unit so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which we issue a unit may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

We will describe in the applicable prospectus supplement the terms of the series of units being offered, including:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;
•	any provisions of the governing unit agreement that differ from those described below; and
•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units.

The provisions described in this section, as well as those described under “Description of Common Stock,” “Description of Preferred Stock,” “Description of Debt Securities” and “Description of Warrants” will apply to each unit and to any Common stock, preferred stock, debt security or warrant included in each unit, respectively.

Issuance in Series

We may issue units in such amounts and in such numerous distinct series as we determine.

Enforceability of Rights by Holders of Units

Each unit agent will act solely as our agent under the applicable unit agreement and will not assume any obligation or relationship of agency or trust with any holder of any unit. A single bank or trust company may act as unit agent for more than one series of units. A unit agent will have no duty or responsibility in case of any default by us under the applicable unit agreement or unit, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a unit may, without the consent of the related unit agent or the holder of any other unit, enforce by appropriate legal action its rights as holder under any security included in the unit.

We, and any unit agent and any of their agents, may treat the registered holder of any unit certificate as an absolute owner of the units evidenced by that certificate for any purpose and as the person entitled to exercise the rights attaching to the units so requested, despite any notice to the contrary. See “Legal Ownership of Securities” below.

LEGAL OWNERSHIP OF SECURITIES

We can issue securities in registered form or in the form of one or more global securities. We describe global securities in greater detail below. We refer to those persons who have securities registered in their own names on the books that we or any applicable trustee, depositary or warrant agent maintain for this purpose as the “holders” of those securities. These persons are the legal holders of the securities. We refer to those persons who, indirectly through others, own beneficial interests in securities that are not registered in their own names, as “indirect holders” of those securities. As we discuss below, indirect holders are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect holders.

Book-Entry Holders

We may issue securities in book-entry form only, as we will specify in the applicable prospectus supplement. This means securities may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, which are referred to as participants, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

Only the person in whose name a security is registered is recognized as the holder of that security. Securities issued in global form will be registered in the name of the depositary or its participants. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities, and we will make all payments on the securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

As a result, investors in a book-entry security will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, and not holders, of the securities.

Street Name Holders

We may terminate a global security or issue securities in non-global form. In these cases, investors may choose to hold their securities in their own names or in “street name.” Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

For securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities, and we will make all payments on those securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect holders, not holders, of those securities.

Legal Holders

Our obligations, as well as the obligations of any applicable trustee and of any third parties employed by us or a trustee, run only to the legal holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, we may want to obtain the approval of the holders to amend an indenture, to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the indenture or for other purposes. In such an event, we would seek approval only from the holders, and not the indirect holders, of the securities. Whether and how the holders contact the indirect holders is up to the holders.

Special Considerations For Indirect Holders

If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;
•	whether it imposes fees or charges;
•	how it would handle a request for the holders’ consent, if ever required;
•	whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;
•	how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and
•	if the securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

Global Securities

A global security is a security that represents one or any other number of individual securities held by a depositary. Generally, all securities represented by the same global securities will have the same terms.

Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all securities issued in book-entry form.

A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. We describe those situations below under “Special Situations When a Global Security Will Be Terminated.” As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect holder of a beneficial interest in the global security.

If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

Special Considerations For Global Securities

The rights of an indirect holder relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize an indirect holder as a holder of securities and instead deal only with the depositary that holds the global security.

If securities are issued only in the form of a global security, an investor should be aware of the following:

•

an investor cannot cause the securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

•

an investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe above;

•	an investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;
•

an investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•	the depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in a global security;
•

we and any applicable trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global security, nor do we or any applicable trustee supervise the depositary in any way;

•

the depositary may, and we understand that DTC will, require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds, and your broker or bank may require you to do so as well; and

•

financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the securities.

There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations When a Global Security Will Be Terminated

In a few special situations described below, the global security will terminate and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in securities transferred to their own name, so that they will be direct holders. We have described the rights of holders and street name investors above.

Unless we provide otherwise in the applicable prospectus supplement, the global security will terminate when the following special situations occur:

•

if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;

•	if we notify any applicable trustee that we wish to terminate that global security; or
•	if an event of default has occurred with regard to securities represented by that global security and has not been cured or waived.

The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the applicable prospectus supplement. When a global security terminates, the depositary, and not we or any applicable trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.

PLAN OF DISTRIBUTION

We may sell the securities covered by this prospectus from time to time. Registration of the securities covered by this prospectus does not mean, however, that those securities will necessarily be offered or sold. We may sell the securities separately or together: through one or more underwriters in a public offering and sale by them; directly to investors (in those jurisdictions where we are authorized to do so); through agents; or through a combination of any of these methods of sale. We may sell the securities from time to time: in one or more transactions at a fixed price or prices that may be changed from time to time; at market prices prevailing at the time of sale; at prices related to prevailing market prices; or at negotiated prices. We will describe the method of distribution of the securities and the terms of the offering in the applicable prospectus supplement.

If underwriters are used for the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions described above. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to conditions precedent and the underwriters will be obligated to purchase all of the securities if they purchase any of the securities. We may grant underwriters who participate in the distribution of securities an option to purchase additional securities in connection with the distribution. Any underwriter or agent involved in the offer and sale of the securities will be named in the related prospectus supplement.

Underwriters may offer and sell the securities at a fixed price or prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. We also may, from time to time, authorize dealers, acting as our agents, to offer and sell the securities upon the terms and conditions described in the related prospectus supplement. Underwriters may receive compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent. Underwriters may sell the securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions, which may be changed from time to time, from the purchasers for whom they may act as agents.

Any underwriting compensation paid by us to underwriters or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be stated in the related prospectus supplement. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions under the applicable securities laws.

Shares of our Common Stock are quoted on the NYSE AMERICAN. In connection with any offering of securities, the underwriters may purchase and sell securities in the open market and engage in over-allotment transactions, short-covering transactions, penalty bids and stabilizing transactions in accordance with Regulation M under the Exchange Act. Over-allotment involves sales of securities in excess of the offering size of securities to be purchased by the underwriters in an offering, which creates a short position for the underwriters. Short-covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Stabilizing transactions consist of certain bids or purchases of securities made for the purpose of preventing or retarding a decline in the market price of the securities while the offering is in progress. Any of these activities may have the effect of preventing or retarding a decline in the market price of the securities being offered. They may also cause the price of the securities being offered to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time. We make no representation as to the direction or magnitude of any affect that such transactions may have on the price of the securities.

Underwriters, dealers and agents may be entitled, under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments made by such underwriters, dealers or agents related to such civil liabilities.

Certain of the underwriters, dealers or agents and their associates may engage in transactions with, and perform other services for us in the ordinary course of business for which they may receive compensation.

VALIDITY OF THE SECURITIES

The validity of the securities offered and to be offered hereby and certain other legal matters will be passed upon for us by McDonald Carano LLP, Reno, Nevada. Counsel for any underwriter or agent will be named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements as of and for the years ended December 31, 2024 and 2023 incorporated in this prospectus by reference to the 2024 Form 10-K have been so incorporated in reliance on the report of Assure CPA, LLC., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Comstock Inc.

PROSPECTUS

March 12, 2025

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth all fees and expenses payable by the registrant in connection with the issuance and distribution of the securities being registered hereby (other than underwriting discounts and commissions). All of such expenses, except the Commission registration fee, are estimated.

Commission registration fee	$7,655
FINRA filing fee	$8,000
NYSE AMERICAN supplemental listing fee	$65,000
Fees and expenses of the trustee	(1)
Accounting fees and expenses	$10,000
Legal fees and expenses	$12,500
Blue Sky, qualification fees and expenses	(1)
Transfer agent fees and expenses	(1)
Printing and miscellaneous expenses	$750
Total	$103,905

(1) These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be estimated at this time.

Item 15. Indemnification of Directors and Officers.

Our Articles of Incorporation provide for the indemnification of a present or former director or officer to the fullest extent authorized by Nevada law.  Such indemnification shall include, but not necessarily be limited to, expenses, including attorney's fees reasonably incurred or suffered by such officer or director.

Under certain circumstances, Chapter 78 of the NRS also provides for mandatory and discretionary indemnification, as applicable, of any person who is a director, officer, employee or agent of the Company.  Nevada law provides that we may indemnify such individuals if they have not have breached their fiduciary duties under Chapter 78 of the NRS or if such person has acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.  Nevada law also provides that we must indemnify any  person who is a director, officer, employee or agent of the Company, to the extent that the person is successful on the merits or otherwise in the defense of any threatened, pending or completed action, suit or proceeding brought against such person because such person is or was a director, officer, employee or agent of the Company, against expenses actually and reasonably incurred by the person in connection with defending the action, including, without limitation, attorney’s fees.

Item 16. Exhibits

(a)	The exhibits listed in the following table have been filed as part of this registration statement.

Exhibit Number	Description of Exhibit

3.1

Amended and Restated Articles of Incorporation by Comstock Inc. (Previously filed with the SEC on June 2, 2022 as exhibit 3.1 to the Company’s Form 8-K (file number 001-35200; film number 22988695) and incorporated herein by reference)

3.2

Amended and Restated Bylaws of Comstock Inc. (Previously filed with the SEC on June 2, 2022 as Exhibit 3.2 to the Company’s Form 8-K (file number 001-35200; film number 22988695) and incorporated herein by reference)

4.1	Form of Indenture for Debt Securities

5.1	Opinion of McDonald Carano LLP, Reno, Nevada, regarding the validity of the securities registered hereunder.

23.1	Consent of McDonald Carano LLP, Reno, Nevada (included in Exhibit 5.1).

23.2	Consent of Assure CPA, LLC

24.1	Powers of Attorney of Directors and Certain Officers of the Registrant (included on the signature page hereof).

107	Filing Fees Table

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(a)	(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) If the registrant is relying on Rule 430B:

A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act (“Act”) in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Virginia City, Nevada, on March 12, 2025.

COMSTOCK INC.

By:	/s/ Corrado De Gasperis
Corrado De Gasperis
Executive Chairman & Chief Executive Officer
(Principal Executive Officer and Financial Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Corrado De Gasperis as his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments to this registration statement (which includes any additional registration statement under Rule 462(b)) together with all schedules and exhibits thereto, (ii) act on, sign and file with the Securities and Exchange Commission any and all exhibits to this registration statement and any and all exhibits and schedules thereto, (iii) act on, sign and file any and all such certificates, applications, registration statements, notices, reports, instruments, agreements and other documents necessary or appropriate in connection with the registration or qualification under foreign and state securities laws of the securities described in this registration statement or any amendment thereto, or obtain an exemption therefrom, in connection with the offerings described therein and (iv) take any and all such actions which may be necessary or appropriate in connection therewith, granting unto such agents, proxies and attorneys-in-fact, and each of them individually, full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, and hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact, any of them or any of his or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Corrado De Gasperis	Executive Chairman & Chief Executive Officer and Director
Corrado De Gasperis	(Principal Executive Officer and Principal Financial Officer)	March 12, 2025

/s/ Kevin Kreisler
Kevin Kreisler	Director and Chief Technology Officer	March 12, 2025

/s/ Leo M. Drozdoff
Leo Drozdoff	Director	March 12, 2025

/s/ William J. Nance
William Nance	Director	March 12, 2025

/s/ Walter A. Marting Jr.
Walter Marting	Director	March 12, 2025

/s/ Dr. Guez J. Salinas
Guez Salinas	Director	March 12, 2025

/s/ Kristin M. Slanina
Kristin Slanina	Director	March 12, 2025

/s/ Matthew J. Bieberly
Matthew Bieberly	Chief Accounting Officer (Principal Accounting Officer)	March 12, 2025